Exhibit 99

THE BOYDS COLLECTION REPORTS THIRD QUARTER RESULTS

AND ANNOUNCES RETAIL EXPANSION PLANS

K. Brent Somers Joins Board of Directors

Appoints Dennis Brando as Vice President of Merchandising

Gettysburg, Pennsylvania, October 30, 2003  — The Boyds Collection, Ltd. (NYSE:FOB) today announced its financial results for the three and nine months ended September 30, 2003, and provided an update on its plans to expand its retail store business.  The Company also announced the addition of K. Brent Somers to its Board of Directors and the appointment of Dennis Brando as its Vice President of Merchandising.  Mr. Somers will serve as Chairman of the Audit Committee.  Last week, Boyds named Jan L. Murley, a consumer products industry veteran, Chief Executive Officer and a Director of the Company.

Total sales for the third quarter of 2003 were $31.5 million compared to $38.1 million for the same period last year.  Wholesale sales in the quarter declined $10.8 million, or 29%, to $26.3 million in 2003 from $37.1 million in 2002.  Retail sales increased $4.2 million to $5.2 million in 2003 from $1.0 million in 2002.  Wholesale revenues were negatively impacted by the continuing weakness in the channel.  Retail sales are not comparable for the quarter as Boyds Bear CountryTM-Gettysburg opened in September of 2002.

Net income for the third quarter of 2003 was $2.5 million, or $0.04 per diluted share, compared to $11.6 million, or $0.20 per diluted share, for the third quarter of 2002.  The third quarter of 2003 was negatively impacted by reduced sales, an increase to the Company’s inventory obsolescence reserve of $1.4 million, and increased operating costs related to the national sales force.

Total sales for the first nine months of 2003 were $91.1 million compared to $102.9 million for the same period last year.  Wholesale sales in the first nine months declined $21.9 million, or 22%, to $80.0 million in 2003 from $101.9 million in 2002.  Retail sales increased $10.1 million to $11.1 million in 2003 from $1.0 million in 2002.

Net income for the first nine months of 2003 was $12.7 million, or $0.21 per diluted share, compared to $27.0 million, or $0.46 per diluted share, for the first nine months of 2002.  The nine-month period of 2003 was negatively impacted by reduced sales, an increase to the Company’s inventory obsolescence reserve of $1.5 million, increased SG&A expenses relating to the national sales force, and positively impacted by Boyds Bear CountryTM-Gettysburg.

Cash provided by operations in the first nine months of 2003 was approximately $22.3 million compared to $33.6 million in the year-ago period.  In the first nine months of 2003, the Company repaid approximately $18.3 million of debt and invested approximately $1.1 million of cash in property and equipment. In the first nine months of 2002, the Company repaid approximately $21.0 million of debt and invested approximately $11.2 million of cash in the building of Boyds Bear CountryTM-Gettysburg.

Wholesale Business Update & Retail Expansion Plans

Jan Murley, CEO, said, “As we look forward to the fourth quarter we anticipate identical sales trends as we have seen year to date.  The wholesale business will be down approximately 20% due to significant declines in some of our specific product lines such as our traditional dressed plush and collectible figurine lines.  A foremost priority for Boyds is to explore opportunities to improve sales trends at the Company.  While we expect the wholesale business to remain difficult into 2004, we are seeing some encouraging signs.  Over the past year the Company has added more than 2,600 new accounts, or approximately 16% of our wholesale customer base. As we look ahead, our objective is to further expand our base of retail customers in our traditional channel as well as to include those stores with a more giftable focus.”

Ms. Murley continued, “At the same time, we are enthusiastic about the potential of the Company’s retail business.  Boyds Bear CountryTM-Gettysburg continues to outperform the Company’s expectations, with first year sales of approximately $16 million, and has consistently added features to increase the popularity of the store.  Based on the success of this retail model, we are excited to announce the next step in our retail expansion strategy.  Boyds is excited about its recent land purchase in Pigeon Forge, Tennessee, the gateway to the Great Smokey mountains and the premier family destination in the Southeast.  We are looking forward to being a member of this community that has successfully attracted over 11 million visitors annually.  Looking ahead, we believe that our retail operations will be a key growth engine for the Company and we anticipate opening two locations each year beginning in 2005.

“While we are focused on driving sales growth at Boyds, we are also keeping a close eye on our costs in what continues to be a challenging retail environment.  To this end, we are in the process of implementing measures designed to reduce overhead by $3 million annually and to ensure costs are in line with the size of our business.  A number of expenses relating to change in our leadership will cause the Company to take a fourth quarter charge.”

New Appointments

Today, Boyds also announced the addition of K. Brent Somers to its Board of Directors and as its Audit Committee Chair and named Dennis Brando as Vice President of Merchandising.

Mr. Somers was most recently a Senior Executive Vice President and Chief Financial Officer of KeyCorp, the 12th largest bank in the U.S.  Before joining KeyCorp in 1996, he was Executive Vice President and CFO of the United States Shoe Corporation.  Mr. Somers is a Director of Catholic Healthcare Partners.  In joining the Board of Boyds he replaces Timothy Brady who resigned in July.

“We are pleased to welcome Brent, a highly talented and experienced executive, to our Board.  His considerable financial expertise will be of enormous value to the Audit Committee,” said Scott M. Stuart, a partner at Kohlberg Kravis Roberts & Co. and a Director of Boyds.

Prior to joining Boyds Mr. Brando, spent several years at a number of major retailers, including JC Penney and Target, in senior product development and merchandising positions.  He also spent over six of years with Department 56 as its Managing Director of Product Development and Sourcing.

“We are very excited about adding Dennis to the team.  He brings a fresh vision to our merchandising and his breadth of retail experience will be a great asset for the Company as we work to expand our wholesale and retail businesses,” Ms. Murley said.

The Boyds Collection, Ltd. is a leading domestic designer, importer, and distributor of high-quality, branded giftware products.  The company sells its products through a large and diverse network comprised of independent gift and collectibles retailers, premier department stores, selected catalogue retailers and other electronic and retail channels.  More recently, the company launched its first retail operation, Boyds Bear Country, a unique entertainment and retail experience in Gettysburg, PA.  Founded in 1979, it has successfully developed a strong niche and brand identity in its markets because of its affordably priced, high quality, “Folksy With AttitudeSM” products

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Webcast Information:

The Boyds Collection has scheduled a live webcast today to discuss its financial results for the third quarter of 2003. To access the webcast, please visit the Investor Relations section of www.boydsstuff.com.  The webcast will begin at 9:30 a.m. Eastern Time today.  A replay of the webcast will be available on the site through 8:00 p.m. on Thursday, November 6, 2003.

— TABLES FOLLOW  —

THE BOYDS COLLECTION, LTD.

FINANCIAL SUMMARY

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002

Sales
Wholesale	$26.3	$37.1	$80.0	$101.9
Retail	5.2	1.0	11.1	1.0
Total	31.5	38.1	91.1	102.9
Gross Profit	18.3	24.3	56.5	65.8
Selling, General & Administrative Expenses	11.3	7.4	29.9	18.7
Income from Operations	7.0	16.9	26.6	47.1
Other Income (Expense)	(0.2)	—	(0.3)	0.1
Interest Expense — Net	1.4	1.7	4.4	5.4
Income before Provision for Income Taxes and Extraordinary Item	5.4	15.2	21.9	41.8
Provision for Income Taxes	2.9	3.6	9.2	14.8
Net Income	2.5	11.6	12.7	27.0

Net Income per Share	$0.04	$0.20	$0.21	$0.46
Weighted Average Shares Outstanding	59.0	59.1	59.1	59.1

Net Income per Share, assuming dilution	$0.04	$0.20	$0.21	$0.46
Weighted Average Shares Outstanding, assuming dilution	59.0	59.1	59.1	59.2

SELECTED BALANCE SHEET ITEMS

	September 30, 2003	December 31, 2002	September 30, 2002
	(Unaudited)	(Audited)	(Unaudited)

Cash and Cash Equivalents	$7.8	$5.9	$2.2
Accounts Receivable - Net	14.9	10.5	22.2
Inventory — Net	12.1	12.4	13.9
Property and Equipment — Gross	25.1	24.1	22.7
Less — Accumulated Depreciation	(7.0)	(5.4)	(5.0)
Property and Equipment — Net	18.1	18.7	17.7
Working Capital	31.8	40.3	36.7
Short & Long-Term Debt	85.4	103.7	119.2